CLINICAL TRIAL AGREEMENT
(SK#5165)

THIS AGREEMENT is made and entered into as of the 18th day of January, 2001 (hereinafter "Effective Date") by and between

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH and its affiliate **MEMORIAL HOSPITAL FOR CANCER AND ALLIED DISEASES** both having a principal place of business at 1275 York Avenue, New York, New York 10021, membership corporations of the State of New York (hereinafter "SKI/MEMORIAL") and

PHARMACTINIUM, INC., a corporation having its principal place of business at 106 South Columbus Street, Alexandria, Virginia 22314 (hereinafter "COMPANY").

WITNESSETH

WHEREAS, SKI/MEMORIAL has established and maintains a Leukemia Service, a Division of Hematologic Oncology, in the Department of Medicine and has acquired expertise in conducting research investigations, clinical trials and laboratory test evaluations; and

WHEREAS, SKI/MEMORIAL will conduct a clinical trial entitled "Phase I/II trial of 213Bi-M195 and cytarabine for Acute Myeloid Leukemia (hereinafter "Study").

WHEREAS, COMPANY conducts business in the development, manufacture and sale of therapeutic products, and is interested in partial sponsorship of the Study in exchange for access to the data resulting from the Study.

WHEREAS, COMPANY understands that SKI/MEMORIAL will use HuM195 ("M195") provided by Protein Design Labs, Inc. (hereinafter "PDL") in the Study and may provide any data of the Study to PDL. COMPANY also understands that SKI/MEMORIAL has granted to PDL certain SKI/MEMORIAL rights relating to M195 under a license agreement between SKI/MEMORIAL and PDL.

NOW, THEREFORE intending to be legally bound and upon the terms, conditions and covenants hereinafter set forth, SKI/MEMORIAL and COMPANY agree as follows:

ARTICLE I – THE STUDY

1.1 The Study under this Agreement will be conducted under the protocol approved by SKI/MEMORIAL'S Human Subject Institutional Review Board (hereinafter "IRB"), based on the draft protocol annexed hereto as Exhibit A (hereinafter "Protocol"). SKI/MEMORIAL shall submit the Protocol for approval to the IRB and the United States Food and Drug Administration (hereinafter the "FDA"). When not available to SKI/MEMORIAL from other sources, COMPANY shall supply Bismuth-213 after COMPANY has:

a. received a mutually executed copy of this Agreement;

b. received documentation from the Office of Industrial Affairs that SKI/MEMORIAL'S IRB has approved the Protocol.

Promptly after SKI/MEMORIAL'S IRB has approved the final Protocol, the Principal Investigator shall forward a copy to the Office of Industrial Affairs, and the Office of Industrial Affairs shall forward a copy to COMPANY. The Principal Investigator shall also forward to the Office of Industrial Affairs any subsequent change to the Protocol, and the Office of Industrial Affairs shall forward the change to COMPANY.

1.2 As part of this Agreement, SKI/MEMORIAL shall appoint Dr. David A. Scheinberg or Dr. Joseph Jurcic and/or such other physicians as it may deem appropriate as investigators (hereinafter "Investigators") to oversee the Study. If Dr. David A. Scheinberg or Dr. Joseph Jurcic should become unable to complete the Study, SKI/MEMORIAL shall consult with COMPANY regarding the appointment of a new principal investigator.

1.3 The Investigators on behalf of SKI/MEMORIAL shall prepare and maintain records and case histories with all pertinent data documented as required by the Protocol on case report forms supplied by COMPANY. The parties shall hold all patient data confidential, and information provided to COMPANY shall not disclose patient names, except to the extent that the patient consent form permits. COMPANY may disclose reports and other information to an independent data management company, provided the management company is bound to hold such information in confidence.

1.4 The Investigators shall also immediately notify COMPANY and the IRB of any adverse reaction in the course of the Study of which they become aware.

1.5 All applicable government laws, rules, regulations and guidelines, including those of the FDA, shall be adhered to by SKI/MEMORIAL and COMPANY, including but not limited to those requirements found in 21 C.F.R. Parts 50, 56, and 312 covering among other requirements the performance, documentation, and reporting requirements associated with the Study.

1.6 COMPANY shall provide SKI/MEMORIAL with any investigational protocols, pre-clinical or background information which are germane to the Study.

1.7 Upon SKI/MEMORIAL's request, COMPANY shall provide, without cost to SKI/MEMORIAL, sufficient amounts of Bismuth-213 to conduct the Study.

1.8 SKI/MEMORIAL shall permit COMPANY to monitor the progress of the Study through site visits and review of Study reports and related documentation. The parties agree that COMPANY may engage a third party of COMPANY's choosing to conduct the Study monitoring.

ARTICLE II – SKI/MEMORIAL STAFF AND FACILITIES

2.1 The Study shall be carried out at SKI/MEMORIAL under the supervision of SKI/MEMORIAL'S IRB and the investigators indicated above.

2.2 SKI/MEMORIAL shall provide the physician, laboratory, statistical, and clinical support staff levels of effort required to complete the Study.

ARTICLE III – REPORTS

3.1 SKI/MEMORIAL shall keep COMPANY advised of the status of the Study via periodic reports. The frequency of reports shall be mutually agreed to by both parties. There shall also be a final report of the Study presented to COMPANY within sixty (60) days of the Study completion.

3.2 All reports submitted to COMPANY shall become the property of COMPANY and may be used by COMPANY for its internal uses. If COMPANY desires to release the reports or any contents in the reports to the public domain by any means or methods such as press releases, publications, meeting presentations, COMPANY must first obtain written consent from SKI/MEMORIAL.

ARTICLE IV – PUBLICATION

4.1 Notwithstanding anything contained herein to the contrary including without limitation Article V, SKI/MEMORIAL may freely publish the results of its investigative findings hereunder. The authorship and contents (including scientific conclusions and professional judgments) of any paper submitted shall be determined by SKI/MEMORIAL. SKI/MEMORIAL shall provide COMPANY with a copy of the papers prepared for publication prior to their submission to a scientific journal or presentation at scientific meetings. COMPANY shall have thirty (30) days to review the papers. COMPANY shall not make any editorial changes in the papers, but may delete any of its Confidential Information (as defined in Article V) contained therein. COMPANY personnel shall be acknowledged with customary scientific practice.

ARTICLE V – CONFIDENTIAL INFORMATION

5.1 In order to effectively complete the Study, it may be necessary or desirable for the parties to disclose proprietary, trade secret and/or other confidential information (hereinafter "Confidential Information") to one another. Each party agrees that, provided that the disclosing party specifies in writing the nature and identity of the Confidential Information and the manner and time of disclosure, any Confidential Information of the other party disclosed to it or to its employees or an independent data management company shall, for three (3) years after disclosure; be used only in connection with the legitimate purposes of this Agreement; shall be disclosed only to those who have a need to know it; and shall be safeguarded with the same care normally afforded confidential

information in the possession, custody or control of the party receiving the Confidential Information. Furthermore, all medical records not transcribed into the case report forms are Confidential Information of SKI/MEMORIAL.

The foregoing shall not apply when, after and to the extent the Confidential Information disclosed; i) becomes generally available to the public through no fault of the receiving party; ii) was already known to the receiving party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time; iii) is subsequently received by the receiving party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party or; iv) is required to be disclosed for compliance with court orders, statutes or regulations.

In the event that the receiving party is required by law to disclose any Confidential Information, the receiving party will, as soon as possible (and in any event prior to such disclosure), notify the disclosing party of such requirement so that disclosing party may seek a protective order or other appropriate remedy, or in its sole discretion, waive compliance with this Section 5.1. In the event that no such protective order or other remedy is obtained, or in the event that disclosing party waives compliance with this Section 5.1, receiving party will furnish only that portion of the Confidential Information which it is advised by counsel it is legally required to furnish and will exercise all reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so furnished.

ARTICLE VI – COMPENSATION

6.1 Definitions

For purposes of this Agreement, the following definitions apply:

i. Screening is the process of identifying potential subjects according to the entrance criteria outlined in the Protocol and of conducting the examinations and test specified in the Protocol necessary to select qualified subjects for the Study. For any given subject, the screen phase ends and the treatment phase begins when the subject has been enrolled into a treatment group under the Protocol and has been dispensed any Study Drug or placebo by SKI/MEMORIAL according to the study design and regimen described in the Protocol.

ii. A qualified subject is one who, upon entrance into the treatment phase of the Study, met all of the entrance criteria and none of the exclusion criteria in the Protocol and for whom knowing, written informed consent to participate was obtained in accordance with sub-Article 6.1.ii herein.

iii. A completed subject is a qualified subject who completed the full term of the Study and met the minimum attendance and compliance standards in the Protocol so that the Study Drug can be evaluated for safety or effectiveness.

iv. A completed case report form is a set of case report forms submitted to the COMPANY for a completed subject which meets the requirements set forth in the Protocol.

v. An incomplete subject is a qualified subject who started the Study but failed to complete the Protocol satisfactorily because of insufficient clinic attendance, poor compliance, voluntary withdrawal, or other violations of the Protocol.

6.2 Amounts of Payment

The compensation to SKI/MEMORIAL for the Study shall be calculated as follows:

i. For each completed case report form on a completed subject, COMPANY will pay ten thousand U.S. Dollars ($10,000).

ii. For each case report on an incomplete subject, the COMPANY will pay two thousand and five hundred U.S. Dollars ($2,500).

iii SKI/MEMORIAL will receive no compensation for the examinations and tests conducted in non-qualified subjects under the screening or treatment phases of the Protocol.

iv. Under this Agreement the maximum compensation for which COMPANY is responsible is five hundred and fifty thousand U.S. Dollars ($550,000), which is based on SKI/MEMORIAL enrolling a maximum of 40 qualified subjects, a maximum of 20 incomplete subjects and a maximum of 20 preparation fees in the amount of $3,500 per preparation.

6.3 Other Conditions of Payment

i. SKI/MEMORIAL agrees to use reasonable efforts to follow the Protocol, recruit, screen and enroll qualified subjects, prepare case report forms and any reports required in the Protocol.

ii. The parties agree that the screening phase will begin as soon as practicable after the signing of this Agreement. Each subject will be considered to be a completed, or incomplete patient, as appropriate, only after SKI/MEMORIAL has produced all completed case report forms and COMPANY has accepted the completed case report forms.

iii. In the event the Study is terminated prior to the anticipated Study completion date as described in Article VIII herein, COMPANY will pay actual expenses incurred by SKI/MEMORIAL for all completed, and incomplete patients accrued to the date of termination, as detailed above. If the Study is terminated by COMPANY prior to the planned completion date for its convenience and without cause, COMPANY agrees to pay for those subjects active in the treatment phase at the termination date as if they had completed the Study.

iv. The dates and financial arrangements in this Agreement can be changed only by written amendment to this Agreement, signed and executed by both parties.

6.4 Schedule of Payment

In consideration for SKI/MEMORIAL'S participation and to cover a portion of the costs associated with the Study, COMPANY shall pay SKI/MEMORIAL a total of five hundred and fifty thousand U.S. Dollars ($550,000) up to $ 800,000 payable as follows:

a. $ 50,000 of the ($550,000) within thirty (30) days after the execution of this Agreement; and

b. the remainder, as outlined in Sections 6.2 and 6.3, upon COMPANY'S receipt of final case reports on each group of 3 of the patients enrolled into the Study in accordance with the Protocol, provided however that, as many patients as possible will be treated per isotope generator of 40 mCi of Ac-225.

The above payments shall constitute full and final compensation to SKI/MEMORIAL under this Agreement.

6.5 SKI/MEMORIAL shall discuss, if COMPANY so requests, budgetary matters with COMPANY, but reserves the right to be the final control on budgetary categories and expenditures.

6.6 The checks shall be made payable to Sloan-Kettering Institute for Cancer Research (Sloan-Kettering Institute Tax I.D. No. 13-1624182) and shall be forwarded to:

Memorial Sloan-Kettering Cancer Center
Office of Industrial Affairs
1275 York Avenue
New York, New York 10021

COMPANY should note on its check stub or in its transmittal letter that the payment relates to a Clinical Trial Agreement, SK#5165, under the direction of Dr. David A. Scheinberg.

ARTICLE VII – INDEPENDENT CONTRACTOR

7.1 Both parties shall, at all times during the performance of this Agreement, remain as independent contractors and the Agreement shall not make the parties partners, joint venturers, or agents of one another. No party to this Agreement shall have the power to bind or obligate the other party.

ARTICLE VIII – TERM AND TERMINATION

8.1 This Agreement shall commence on the Effective Date of this Agreement and shall continue until SKI/MEMORIAL completes a final study report.

8.2 This Agreement can be terminated by either SKI/MEMORIAL or COMPANY with or without cause upon thirty (30) days prior written notice without penalty to either party.

8.3 In the event that this Agreement is terminated prior to completion of the Study, the amount due to SKI/MEMORIAL from COMPANY shall be that specified in Sections 6.2 and 6.3 for each patient who was enrolled in the Study any time between the Effective Date and the date of termination of this Agreement.

For purposes of this Agreement enrollment shall mean a patient that has signed the Patient Consent Form and has been treated.

8.4 Sections 1.3, 1.5, 3.2, 4.1, 5.1, 8.3, 8.4, 10.1, 10.5, 11.1-11.3, 12.1-12.3, and 12.5 shall all survive the termination of this Agreement.

ARTICLE IX – REPRESENTATIONS AND WARRANTIES

9.1 SKI/MEMORIAL represents and warrants to COMPANY that:

(a) to the best of its knowledge, it is authorized to enter into this Agreement, and that unless otherwise provided by SKI/MEMORIAL's agreement with PDL its execution, delivery and performance of this Agreement will not conflict with or constitute a default under any other agreement to which it is a party or by which its assets are bound;

(b) all aspects of SKI/MEMORIAL's facilities which may be used in the performance of the Study have been fully validated and are in compliance with applicable federal, state and local governmental requirements;

(c) it will obtain IRB review and approval of informed consent documentation, Study Protocol, and other relevant documentation prior to initiation of the Study;

(d) it will adhere to all aspects of the Protocol, including but not limited to patient enrollment criteria;

(e) it will manufacture, hold, and store the Bismuth-213 and Study Drug in accordance with all applicable federal, state, and local governmental regulations;

(f) it will maintain proper control and inventory over the Bismuth-213 and Study Drug.

9.2 COMPANY represents and warrants to SKI/MEMORIAL that it is authorized to enter into this Agreement, and that its execution, delivery and performance of this Agreement will not conflict with or constitute a default under any other agreement to which it is a party or by which its assets are bound.

ARTICLE X – OWNERSHIP RIGHTS

10.1 Preservation of Data. Notwithstanding anything else in this Agreement to the contrary, unless specifically instructed otherwise in writing by COMPANY, SKI/MEMORIAL shall retain and preserve one (1) copy only of all records relating to the Study for two (2) years after the last marketing authorization for the Study Drug has been approved or COMPANY has discontinued its research with

respect to the Study Drug and the FDA has been notified, or such longer period as shall be required by law (such period being referred to herein as the "Retention Period"). At the end of such period, SKI/MEMORIAL may destroy all such material upon giving COMPANY written notice of its intent to do so at least sixty (60) days prior to destruction.

10.2 Inventions. "Inventions" shall mean any invention, that is conceived, developed or reduced to practice during or as a result of the performance of the Study. Inventions conceived or reduced to practice solely by SKI/MEMORIAL or its faculty, staff, employees, or students shall be the sole property of SKI/MEMORIAL. Inventions conceived or reduced to practice solely by COMPANY or its employees or subcontractors or agents shall be the sole property of COMPANY. Inventions conceived or reduced to practice jointly by SKI/MEMORIAL or its faculty, staff, employees, or students, together with one or more employees, subcontractors or agents of COMPANY, shall be owned jointly by SKI/MEMORIAL and COMPANY.

10.3 To the extent SKI may legally do so, SKI/MEMORIAL grants to COMPANY a right of first refusal to obtain an exclusive license to SKI's interest in any jointly owned Inventions, through good faith negotiations and on commercially reasonable terms. The option shall extend for a period of six (6) months following disclosure of the Invention to the COMPANY. In the event the parties, acting in good faith, fail to reach a mutually acceptable agreement within three (3) months after commencing negotiations, SKI/MEMORIAL shall be entitled to negotiate a license with a third party for such patent applications.

10.4 Retention of Non-Exclusive License by SKI/MEMORIAL. SKI/MEMORIAL shall retain an irrevocable, non-assignable, royalty free license to use solely for its own internal, non-commercial research purposes any Inventions licensed to COMPANY pursuant to Section 10.3.

10.5 U.S. Government's Rights. It is understood that the U.S. government partially sponsors this Study and, therefore, has certain rights to Inventions made under the Study.

ARTICLE XI – INDEMNIFICATION

11.1 COMPANY shall indemnify, defend and hold SKI/MEMORIAL, and their affiliate corporation Memorial Sloan-Kettering Cancer Center harmless from and against all claims, causes of action, suits, damages and costs arising out of, resulting from, or otherwise in respect of, the manufacture and/or use of Bismuth-213 or 213Bi-M195 and cytarabine by Company's staff or agents, except where such claims, causes of action, suits, damages and costs are the result of noncompliance with the Study Protocol or are the result of negligence or willful misconduct by SKI/MEMORIAL, its investigators, staff, or agents. COMPANY shall have no obligation to indemnify, defend or hold SKI/MEMORIAL and their affiliate corporation, Memorial Sloan-Kettering Cancer

Center, harmless from and against all claims, causes of action, suits, damages and costs arising directly from a failure by SKI/MEMORIAL, its staff or agents to; (i) properly manufacture or administer 213Bi-M195 and cytarabine; (ii) comply with any applicable FDA or other governmental requirement; (iii) adhere to the terms of the Protocol; or (iv) adhere to its obligations under this Agreement. Furthermore, COMPANY shall indemnify, defend and hold SKI/MEMORIAL, and their affiliate corporation Memorial Sloan-Kettering Cancer Center harmless from and against all claims, causes of action, suits, damages and costs arising out of COMPANY's use of the report or data of the Study.

11.2 SKI/MEMORIAL shall indemnify, defend or hold COMPANY harmless from and against all claims, causes of action, suits, damages and costs arising directly from a failure by SKI/MEMORIAL, its staff or agents to (i) properly manufacture or administer 213Bi-M195 and cytarabine; (ii) comply with any applicable FDA or other governmental requirement; (iii) adhere to the terms of the Protocol; or (iv) adhere to its obligations under this Agreement.

11.3 As a condition to a party's right to indemnification hereunder, the claiming party must inform the other party of a claim as soon as is practical after it receives notice of the claim, permit the indemnifying party to control the defense of such claim, to select and engage counsel of its own choice to defend against such claims and to settle any claims or suits at its discretion, and otherwise cooperate fully with the indemnifying party in the defense of such claim. In no event shall the indemnifying party have any obligation hereunder with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE XII – GENERAL

12.1 No right or license is granted under this Agreement by either party to the other either expressly or by implication, except those specifically set forth herein.

12.2 Unless otherwise specified in this Agreement, nothing contained within this Agreement shall impose an obligation of exclusivity on one party by the other. Both parties reserve the right to enter into and participate in other activities (either alone or with a third party) including, but not limited to, clinical trials and sponsored research projects.

12.3 All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York. This Agreement, including the Protocol, sets forth the entire understanding between the parties herein, and cannot be changed or amended except by written agreement executed by the parties. In the event of any inconsistency in this Agreement, the inconsistency shall be resolved by giving precedence first, to the Articles of this Agreement, and then, to the Protocol. This Agreement may not be assigned by either party without the prior written consent of the other party.

12.4 All notices to be given by either party to the other shall be made in writing, delivered by any means providing proof of delivery, at the following addresses respectively:

Sloan-Kettering Institute for Cancer Research
1275 York Avenue
New York, New York 10021

(Attention: Director, Office of Industrial Affairs
(Copy: Mr. James S. Quirk, Senior Vice President)

PharmActinium, Inc.
106 South Columbus Street
Alexandria, Virginia 22314
Attention: Maurits W. Geerlings Jr., M.D.

Any notice shall be effective as of its date of receipt.

12.5 Except as set forth in Articles 4.1 and 5.1, as required by law and/or as may be required in order to maintain a party's status as an exempt organization under Section 501(c)(3) of the Internal Revenue Code and regulations thereunder, neither SKI/MEMORIAL nor COMPANY shall release any information, publicity, news releases or other public announcement, written or oral, with regard to the Agreement or any amendment thereto or to performance hereunder, to newspapers or any other mass communication media without the prior written approval of the other party. COMPANY shall not use the name of SKI/MEMORIAL and their affiliate corporation Memorial Sloan-Kettering Cancer Center, or a variant of any of the foregoing in any advertising, packaging or other promotional material in connection with except as may be required by law.

12.6 If any one or more of the provisions of this Agreement is held to be invalid or unenforceable from which no appeal can be or is taken, the provision shall be considered severed from this Agreement, and shall not serve to invalidate the remaining provisions hereof, so long as the essential benefits of this Agreement will still be realized. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that, in its economic effect, is most consistent with the invalid or unenforceable provision.

IN WITNESS THEREOF, SKI/MEMORIAL and COMPANY have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

PHARMACTINIUM, INC.

By: ______________________
Maurits W. Geerlings Jr., M.D.

Date: 01/31/ 2001

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, AND MEMORIAL HOSPITAL FOR CANCER ALLIED DISEASES

By: ______________________
James S. Quirk
Senior Vice President
Research Resources Management

Date: 1/26, 2001

By: ______________________
George J. Bosl, Chairman
Department of Medicine

Date: 1/26/01, 2001

By: ______________________
Stephen Nimer, Head
Division of Hemology Oncology

Date: Jan 24, 2001

By: ______________________
Dr. Joseph Jurcic, Principle Investigator

Date: Jan. 19, 2001